UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                EMCOR GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Date of Report (Date of earliest event reported) July 24, 2003

      Delaware                       0-2315                11-2125338
      --------                       ------                ----------
(State or other jurisdiction of   (Commission File       (I.R.S. Employer
incorporation or organization)        Number)           Identification No.)


  301 Merritt Seven Corporate Park
         Norwalk, Connecticut                                 06851
(Address of principal executive offices)                    (Zip code)


                                  203-849-7800
              (Registrant's telephone number, including area code)

Item 7.  Financial Statements and Exhibits

(c)      Exhibits.

         Exhibit No.                         Description of Exhibit

         99.1                                Press Release dated July 24, 2003


Item 9.  Regulation FD Disclosure (Information provided under Item 12)

     On July 24, 2003, EMCOR Group, Inc. issued a press release disclosing the results of operations for its fiscal 2003 second quarter ended June 30, 2003. A copy of this press release, attached as Exhibit 99.1, is furnished under Item 9.

                                 EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------

99.1                               Press release issued by EMCOR Group, Inc.
                                   on July 24, 2003

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              EMCOR Group, Inc.

                                 By:       /s/ Frank T. MacInnis
                                           ---------------------
                                               Frank T. MacInnis
                                     Chairman of the Board of Directors
                                        and Chief Executive Officer

Date:         July 24, 2003

              EMCOR GROUP, INC. REPORTS 2003 SECOND QUARTER RESULTS
                   -- Revenues, Backlog Reach Record Levels --
                    -- Mechanical Service Margins Decline --

NORWALK, CONNECTICUT, July 24, 2003 - EMCOR Group, Inc. (NYSE: EME) today reported second quarter results.

Net income for the second quarter of 2003 was $8.3 million, or $0.53 per diluted share, compared with net income of $14.8 million, or $0.96 per diluted share, in the second quarter of 2002. Revenues for the 2003 second quarter were $1.1 billion, an increase of 16.0% over revenues of $986.4 million in the year ago period. Organic revenue growth was 4.4% in the second quarter of 2003 compared to the second quarter of 2002.

For the 2003 second quarter, gross profit rose to $123.3 million from $120.2 million in the second quarter of last year. Gross profit as a percentage of revenues was 10.8% in the second quarter of 2003, compared to 12.2% in the second quarter of 2002. The Company's gross margins reflect decreased profitability in its mechanical business, primarily due to difficult economic conditions in the Midwest which, combined with a later than expected start of hot summer weather, resulted in an unexpected decline in higher-margin, discretionary work orders. Gross margins were also impacted by operating losses from the Company's U.K. operations.

For the second quarter of 2003, the Company reported operating income of $16.6 million, versus operating income of $26.9 million in the second quarter of 2002. Operating income as a percentage of revenues was 1.5% versus 2.7% in the same quarter last year.

On December 19, 2002, the Company acquired Consolidated Engineering Services, Inc. ("CES"). The acquisition contributed $109.0 million in revenues and $4.5 million in operating income to the Company's 2003 second quarter results.

EMCOR Announces 2003 Second Quarter Results                               Page 2

Selling, General and Administrative expenses were $106.6 million in the second quarter of 2003, compared with $93.3 million in the second quarter of 2002, primarily reflecting the inclusion and integration of CES in the Company's financial results. As a percentage of revenues, Selling, General and Administrative expenses decreased to 9.3% in the 2003 second quarter from 9.5% a year ago, reflecting aggressive expense control and substantial completion of the integration process. Selling, General & Administrative expenses in the 2003 first quarter were $109.2 million, or 10.3% of sales.

At June 30, 2003, the Company's backlog of construction and facilities management contracts was $3.2 billion, an increase of approximately 14% versus backlog of $2.8 billion on June 30, 2002 and an increase of approximately 2% over its $3.1 billion backlog on March 31, 2003. Organic growth of the Company's backlog versus the year ago period was approximately 8%.

For the 2003 six-month period, net income was $11.5 million, or $0.74 per diluted share, compared with net income of $22.1 million, or $1.43 per diluted share, in the first half of 2002. Revenues for the 2003 six-month period rose 22.7% to $2.2 billion versus revenues of $1.8 billion in the same period a year ago. Organic revenue growth in the 2003 six-month period was 5.2%.

For the first six months of 2003, the Company reported operating income of $24.2 million, compared with operating income of $39.5 million in the year-ago period. As a percentage of revenues, operating income for the 2003 first half was 1.1% compared with 2.2% last year.

Frank T. MacInnis, Chairman and CEO of EMCOR Group, commented, "The 2003 second quarter was a mixture of successes and challenges for the Company. Our lower overall level of operating profits masked solid performance in our electrical and facilities services businesses and the substantial progress we've made in the integration of CES. Furthermore, our diversity model allowed us to continue to retain market share and grow, as revenue and backlog rose to record levels with solid organic growth."

Mr. MacInnis continued, "Last year, we announced the acquisition of CES, a watershed event in the history of our Company that significantly expands our sector-leading capabilities in the developing market for facilities services. We are very pleased with the performance of the CES business since its acquisition. With the successful integration of CES into our EMCOR Facilities Services business largely behind us, we look forward to leveraging the unique platform we have built and driving the growth of this business in the future."

EMCOR Announces 2003 Second Quarter Results                               Page 3

Mr. MacInnis added, "Looking ahead, we see little evidence of any short-term improvement in the private sector commercial market. While we are comfortable reiterating revenue guidance for 2003 of between $4.4 billion to $4.6 billion, especially in light of our strong year to date revenue and backlog performance, we currently expect diluted earnings per share for the 2003 full-year period to be in the range of $2.90 - $3.10."

Mr. MacInnis concluded, "While market conditions are certainly difficult, we believe that our diversity model, combined with our leading presence in the facilities services market, will continue to generate solid revenue growth and allow us in the longer term to surpass our previous levels of profitability. We have taken various actions to reduce risk, including the replacement of senior management at our U.K. operations and aggressive control of administrative expenses. Our careful attention to the cash management process means that EMCOR continues to possess one of the strongest balance sheets in the industry, and is perfectly positioned to profit from the inevitable economic recovery."

EMCOR  Group,   Inc.  is  a  worldwide   leader  in  mechanical  and  electrical
construction services and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's second quarter conference call will be available live via Internet broadcast today, Thursday, July 24, at 10:30 AM Eastern Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

     This release may include "forward looking statements." These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, business opportunities that may be presented to and pursued by the Company and other factors, many of which are beyond the control of the Company. Actual results may differ materially from those anticipated in the statements.


                            -FINANCIAL TABLES FOLLOW-

                                EMCOR GROUP, INC.
                              FINANCIAL HIGHLIGHTS
             (In thousands, except share and per share information)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                             For the Three Months Ended               For the Six Months Ended
                                                        June 30,                             June 30,
                                              2003               2002                2003                  2002
                                              ----               ----                ----                  ----

Revenues                                  $1,144,378           $986,399          $2,205,408            $1,796,698
Cost of sales                              1,021,103            866,183           1,965,364             1,587,096
                                          ----------           --------          ----------            ----------
Gross profit                                 123,275            120,216             240,044               209,602
Selling, general and
   administrative expenses                   106,638             93,292             215,813               170,147
                                          ----------           --------          ----------            ----------

Operating income                              16,637             26,924              24,231                39,455
Interest expense, net                          1,842                445               3,644                    28
                                          ----------           --------          ----------            ----------
Income before taxes                           14,795             26,479              20,587                39,427
Income tax provision                           6,522             11,651               9,058                17,348
                                          ----------           --------          ----------            ----------
Net income                                $    8,273           $ 14,828          $   11,529            $   22,079
                                          ==========           ========          ==========            ==========

Basic earnings per share                  $     0.55           $   1.00          $     0.77            $     1.49
                                          ==========           ========          ==========            ==========

Diluted earnings per share                $     0.53           $   0.96          $     0.74            $     1.43
                                          ==========           ========          ==========            ==========

Weighted average shares of
     Common Stock outstanding:
     Basic                                14,988,836         14,863,074          14,959,666            14,846,079
     Diluted                              15,506,799         15,491,302          15,476,662            15,451,295

                                EMCOR GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                       June 30,     December 31,
                                                         2003           2002
                                                      (Unaudited)
                                                       ---------    ------------
ASSETS
Cash and cash equivalents                            $   57,752       $   93,103
Accounts receivable, net                                986,307          964,968
Costs and estimated earnings in excess of billings
  on uncompleted contracts                              257,988          235,809
Inventories                                              11,944           12,271
Prepaid expenses and other                               34,737           28,784
                                                     ----------       ----------
  Total current assets                                1,348,728        1,334,935

Investments, notes, and other long-term receivables      28,999           24,642
Property, plant & equipment, net                         69,832           70,750
Goodwill                                                293,889          290,412
Identifiable intangible assets, net                      12,094           13,845
Other assets                                             20,945           23,907
                                                     ----------       ----------
Total assets                                         $1,774,487       $1,758,491
                                                     ==========       ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under working capital credit line         $  166,800       $  112,000
Current maturities of long-term debt and capital
  lease obligations                                         588           22,276
Accounts payable                                        380,720          409,562
Billings in excess of costs and estimated earnings
  on uncompleted contracts                              379,432          363,092
Accrued payroll and benefits                            128,037          159,416
Other accrued expenses and liabilities                  115,791          113,529
                                                     ----------       ----------
  Total current liabilities                           1,171,368        1,179,875

Long-term debt and capital lease obligations                689              905
Other long-term obligations                              93,321           87,841
Total stockholders' equity                              509,109          489,870
                                                     ----------       ----------
Total liabilities and stockholders' equity           $1,774,487       $1,758,491
                                                     ==========       ==========